Exhibit 1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of May 27, 2016, is by and among Berylson Capital Partners, LLC, Berylson Master Fund, LP and James Berylson (collectively, the “Filers”).

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D and/or 13G with respect to Common Shares of Northern Power Systems Corp. beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13D and/or 13G (and any amendments thereto) on behalf of each of the Filers, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon written notice or such lesser period of notice as the Filers may mutually agree.

Executed and delivered as of the date first above written

BERYLSON MASTER FUND, LP

By:	Berylson Capital Partners GP, LLC,
its General Partner

By:	/s/ James Berylson
James Berylson, Managing Member

BERYLSON CAPITAL PARTNERS, LLP

By:	/s/ James Berylson
James Berylson, Managing Member

JAMES BERYLSON

By:	/s/ James Berylson
James Berylson, Individually